EXHIBIT 99.1


FOR IMMEDIATE RELEASE

March 16, 2004

                           CONTACTS:  (Media) Marybeth Thorsgaard (763) 764-6364
                                      (Analysts) Kris Wenker  (763) 764-2607


           GENERAL MILLS REPORTS RESULTS FOR FISCAL 2004 THIRD QUARTER


MINNEAPOLIS, MN - General Mills, Inc. (NYSE: GIS) today reported results for the third quarter of fiscal 2004. Net sales for the 13 weeks ended Feb. 22, 2004, grew 2 percent to $2.70 billion. Earnings after tax increased to $242 million from $240 million last year, and diluted earnings per share (EPS) totaled 63 cents, matching the results in last year's third quarter. Net results include certain costs primarily related to the company's acquisition of Pillsbury in fiscal 2002. These costs (described below) are the restructuring and other exit costs identified on the consolidated statements of earnings, and merger-related costs included in selling, general and administrative expenses. These costs amounted to $5 million pre-tax, $3 million after tax for the third quarter of fiscal 2004 and $22 million pre-tax, $15 million after tax in last year's third quarter. Diluted earnings per share excluding these costs would total 64 cents for the third quarter in fiscal 2004, compared to 67 cents per share reported in last year's third quarter.
                                     -more-

         Through nine months, General Mills net sales grew 4 percent to $8.28 billion. Earnings after tax grew 12 percent to $777 million, and diluted EPS increased 10 percent to $2.03. These results include nine months of cumulative restructuring, other exit and merger-related costs totaling $48 million pre-tax, $31 million after tax in fiscal 2004, and $101 million pre-tax, $66 million after tax in fiscal 2003.

         General Mills Chairman and Chief Executive Officer Steve Sanger said, "Our third quarter results were disappointing, and reflect the impact of higher supply chain costs and soft unit volumes. We are currently introducing a number of new products, some of which address consumers' current interest in lower carbohydrate choices. These new product introductions will be supported with increased levels of marketing spending in the fourth quarter. Because this is a 53-week fiscal year, we'll also benefit from an extra week in the fourth quarter. We expect these factors to improve our volume trend."

Restructuring, Other Exit and Merger-related Costs
--------------------------------------------------

         General Mills recorded certain costs in 2004 and 2003 primarily related to the Pillsbury acquisition. The company has separately identified these costs because they represent expenses associated with an infrequently occurring event, and the company believes identifying them improves the comparability of year-to-year results of operations. These costs include the restructuring and other exit costs segregated on the consolidated statements of earnings, and merger-related costs that are included in selling, general and administrative expense.

                                     -more-

         A reconciliation of earnings and EPS with and without these costs appears in the table below. Earnings and EPS excluding restructuring, other exit and merger-related costs are measures of performance that are not defined by generally accepted accounting principles (GAAP) and should be viewed in addition to, and not in lieu of, the company's net earnings and diluted EPS as reported on a GAAP basis. Refer to the consolidated financial statements and accompanying footnotes for additional information regarding classification of these items and for presentation of results in accordance with GAAP.

                   THIRD QUARTER / NINE-MONTH EARNINGS SUMMARY
                      (in millions, except per share data)


                                               Third Quarter         9 Months
                                             --------------------------------------
                                             FY 04     FY 03       FY 04      FY 03
                                             --------------------------------------
EARNINGS AFTER TAX
      Before Identified Items                $ 245      $ 255      $ 808      $ 758
      Restructuring and Other Exit Costs        (3)        (1)        (9)       (38)
      Merger-related Costs*                     --        (14)       (22)       (28)
                                             --------------------------------------
              NET EARNINGS                   $ 242      $ 240      $ 777      $ 692

AVG. DILUTED SHARES OUTSTANDING                383        379        383        377

DILUTED EARNINGS PER SHARE
      Before Identified Items                $ .64      $ .67      $2.11      $2.01
      Restructuring and Other Exit Costs      (.01)        --       (.02)      (.10)
      Merger-related Costs*                     --       (.04)      (.06)      (.07)
                                             --------------------------------------
              DILUTED EPS                    $ .63      $ .63      $2.03      $1.84

      *Included in SG&A


U.S. Retail Segment Results
---------------------------

Third-quarter net sales for General Mills' domestic retail operations grew 1 percent to $1.93 billion. Operating profit of $408 million declined 9 percent, primarily due to higher supply chain costs and higher consumer marketing expense.

                                     -more-

         Total U.S. Retail unit volume decreased 1 percent in the quarter from strong prior year levels, when domestic volume grew 7 percent. Volume for Yoplait yogurt increased 3 percent, on top of a 16 percent increase in the same period last year, with good performance on the core cup lines as well as the January introduction of Nouriche Light, a reduced calorie yogurt beverage, in selected markets. Pillsbury USA posted a 1 percent volume increase, as Totino's pizza, refrigerated cookies and frozen dough products continue to perform well.

         Volume for Big G cereals was down 2 percent compared to prior year growth of 16 percent that was fueled in part by strong new product volume. Meals volume decreased 3 percent, primarily due to lower dinner and side dish mix volume. Baking Products volume was down 1 percent. And Snacks volume decreased 3 percent as good performance on granola bars was more than offset by decreases on microwave popcorn and fruit snacks.

         Overall consumer sales growth for the company's brands slowed in the quarter. Combined retail sales for the company's major product lines were up slightly in the most recent three months, and up 3 percent for the year to date.

         Through nine months, net sales for the U.S. Retail segment grew 3 percent to $5.86 billion, and operating profit increased 3 percent to $1.35 billion. Year-to-date U.S. Retail unit volume was up 1 percent.

                                     -more-

Bakeries and Foodservice Segment Results
----------------------------------------

Third quarter net sales for the Bakeries and Foodservice segment declined 6 percent to $393 million, and operating profit fell to $13 million from $28 million a year earlier. Unit volume for the quarter decreased 3 percent, primarily due to a 13 percent decline in shipments to bakery channels. Combined unit volume for restaurants and foodservice distributors was up 1 percent, and convenience store and vending shipments rose 21 percent.

         Through nine months, net sales for the Bakeries and Foodservice segment fell 4 percent to $1.29 billion, and operating profit declined 29 percent to $94 million.

International Segment Results
-----------------------------

Net sales for General Mills' consolidated international businesses grew 20 percent in the third quarter to $380 million. Total operating profit for the segment increased 27 percent to $28 million, driven by unit volume gains and benefits from foreign exchange.

         Third quarter unit volume for the segment increased 4 percent. Good performance on snacks in China and pasta in Australia contributed to 13 percent volume growth in the Asia/Pacific region. Volume in Canada grew 4 percent in the quarter with strong performance on pizza snacks, frozen vegetables and ready-to-eat cereal. Europe and Latin America posted modest volume decreases for the quarter.

         Through nine months, net sales for the company's consolidated international businesses grew 19 percent to exceed $1.13 billion, and operating profit increased 27 percent to $82 million.

                                     -more-

Joint Venture Summary
---------------------

Third quarter earnings from joint ventures totaled $15 million, compared to $13 million last year. Cereal Partners Worldwide (CPW), the company's joint venture with Nestle, posted an 8 percent volume increase in the quarter. Unit volume for Snack Ventures Europe (SVE), the company's joint venture with PepsiCo, was up 1 percent, following a 10 percent increase in last year's third quarter. Combined earnings after tax for these two ventures totaled $12 million for the quarter, up $2 million from last year's third quarter. Higher after-tax earnings from the Haagen-Dazs ice cream joint ventures in Asia offset continued development spending on the 8th Continent joint venture with DuPont, which recently introduced a lower calorie, lower carbohydrate version of two flavors of 8th Continent soymilk.

         Through nine months, total after-tax profit from these joint ventures increased 16 percent to $51 million.

Corporate Items
---------------

Interest expense for the quarter totaled $123 million, down $12 million from a year earlier due to lower debt levels and favorable rates. The effective tax rate for the quarter was 35 percent, consistent with annual expectations. Average diluted shares outstanding for the quarter totaled 383 million, up 1 percent from 379 million in last year's third quarter.

                                     -more-

Outlook
-------

General Mills reaffirmed its goal of reducing net debt by $450 million in fiscal 2004, part of a longer-term plan to reduce net debt by $2 billion by the end of fiscal 2006. The company said it is targeting fiscal 2004 diluted EPS of $2.75, including an estimated 10 cents of restructuring, merger and other related costs. This would represent a 13 percent increase from the $2.43 per share earned in fiscal 2003. Fiscal 2004 is a 53-week fiscal year for General Mills. In fiscal 2005, the company returns to a 52-week year. As a result, the company expects EPS growth to be less than double digit for 2005.

General Mills will hold a conference call for investors today, March 16, 2004, beginning at 9:00 AM EST. Interested investors can access a web cast of this conference call from General Mills' corporate home page at www.generalmills.com.
                                                           --------------------

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements, including the statements under the caption "Outlook" and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future volume and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional spending levels of our competitors; product development and innovations; consumer acceptance of new products and product improvements; changes in customer demand for our products; changes in consumer behavior, trends and preferences; effectiveness of advertising, marketing and promotional programs; consumer perception of health-related issues including obesity; changes in purchasing and inventory levels of significant customers; acquisitions or disposals of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; ability to successfully complete integration of the Pillsbury businesses and achieve synergies, cost savings and productivity improvements; economic conditions, including changes in inflation rates, interest rates or tax rates; benefit plan expenses due to changes in plan asset values and/or discount rates used to determine plan liabilities; fluctuation in the cost and availability of supply chain resources, including raw materials, packaging and energy; foreign economic conditions, including currency rate fluctuations; political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

                                      ####

                               GENERAL MILLS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                (Unaudited) (In Millions, Except per Share Data)

                                                               13 Weeks Ended                    39 Weeks Ended
                                                        ------------------------------     ----------------------------
                                                        February 22,      February 23,     February 22,    February 23,
                                                            2004             2003             2004             2003
                                                        ------------      ------------     ------------    ------------
Net Sales                                                  $2,703           $2,645           $8,281           $7,960

Costs & Expenses:
    Cost of sales                                           1,638            1,567            4,909            4,627
    Selling, general and administrative                       589              592            1,857            1,861
    Interest, net                                             123              135              384              417
    Restructuring and other exit costs                          5                1               14               58
                                                           ------           ------           ------           ------

        Total Costs and Expenses                            2,355            2,295            7,164            6,963
                                                           ------           ------           ------           ------

Earnings before Taxes and Earnings from Joint Ventures        348              350            1,117              997

Income Taxes                                                  121              123              391              349

Earnings from Joint Ventures                                   15               13               51               44
                                                           ------           ------           ------           ------

Net Earnings                                               $  242           $  240           $  777           $  692
                                                           ======           ======           ======           ======

Earnings per Share - Basic                                 $  .64           $  .65           $ 2.08           $ 1.88
                                                           ======           ======           ======           ======

Average Number of Shares - Basic                              375              369              374              368
                                                           ======           ======           ======           ======

Earnings per Share - Diluted                               $  .63           $  .63           $ 2.03           $ 1.84
                                                           ======           ======           ======           ======

Average Number of Shares - Assuming Dilution                  383              379              383              377
                                                           ======           ======           ======           ======


Notes:

1 In the third quarter of fiscal 2004, we recorded restructuring and other exit costs of $5 million pretax, primarily related to costs or adjustments of costs associated with previously announced closures of facilities. In the third quarter of fiscal 2003, we recorded $1 million pretax of restructuring and other exit costs, representing expenses related to exiting certain grain elevator facilities. In the first nine months of fiscal 2004, we recorded $14 million pretax of restructuring and other exit costs. This amount includes $5 million in the third quarter as described above, as well as charges associated with plant closures initiated in the second quarter. In the first nine months of fiscal 2003, we recorded $58 million pretax of restructuring and other exit costs which consisted of $41 million pretax associated with the closure of our St. Charles, Illinois plant and $17 million pretax primarily related to exiting production at former Pillsbury facilities.

2 Subsequent to last year's third quarter press release, we reclassified certain expenses to more appropriately categorize items that are not clearly associated with production activity. As a result, last year's cost of sales decreased and selling, general and administrative expense increased by $28 million for the third quarter and by $71 million for the first nine months. In addition, certain items reported in fiscal 2003 as unusual items have been reclassified to restructuring and other exit costs ($1 million in the third quarter, $58 million in the first nine months), and to selling, general and administrative expense ($21 million in the third quarter, $40 million in the first nine months). Our quarterly report for the third quarter of fiscal 2003 was amended on Form 10-Q/A to give effect to the above reclassifications.

                               GENERAL MILLS, INC.
                               OPERATING SEGMENTS
                            (Unaudited) (In Millions)

                                                    13 Weeks Ended                39 Weeks Ended
                                               ---------------------------   --------------------------
                                               February 22,   February 23,   February 22,  February 23,
                                                  2004           2003           2004           2003
                                               ------------   ------------   ------------  ------------
Net Sales:
    U.S. Retail                                  $ 1,930        $ 1,910        $ 5,856        $ 5,665
    Bakeries and Foodservice                         393            419          1,292          1,340
    International                                    380            316          1,133            955
                                                 -------        -------        -------        -------

        Total                                    $ 2,703        $ 2,645        $ 8,281        $ 7,960
                                                 =======        =======        =======        =======

Operating Profit:
    U.S. Retail                                  $   408        $   450        $ 1,348        $ 1,305
    Bakeries and Foodservice                          13             28             94            132
    International                                     28             22             82             65
                                                 -------        -------        -------        -------

        Total                                        449            500          1,524          1,502

Unallocated corporate items                           27            (14)            (9)           (30)
Restructuring and other exit costs                    (5)            (1)           (14)           (58)
Interest, net                                       (123)          (135)          (384)          (417)
                                                 -------        -------        -------        -------

        Earnings before taxes and earnings
           from Joint Ventures                   $   348        $   350        $ 1,117        $   997
                                                 =======        =======        =======        =======

                               GENERAL MILLS, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (In Millions)

                                           (Unaudited)   (Unaudited)
                                           February 22,  February 23,    May 25,
                                               2004         2003           2003
                                           ------------  ------------   ---------
ASSETS
Current Assets:
  Cash and cash equivalents                  $    710      $  1,202      $    703
  Receivables                                   1,052         1,111           980
  Inventories                                   1,154         1,086         1,082
  Prepaid expenses and other                      184           161           184
  Deferred income taxes                           178           280           230
                                             --------      --------      --------
    Total Current Assets                        3,278         3,840         3,179
                                             --------      --------      --------

Land, Buildings and Equipment                   5,208         4,749         4,929
  Less accumulated depreciation                (2,165)       (1,940)       (1,949)
                                             --------      --------      --------
    Net Land, Buildings and Equipment           3,043         2,809         2,980
Goodwill                                        6,690         6,372         6,650
Other Intangible Assets                         3,640         3,612         3,622
Other Assets                                    1,883         1,929         1,796
                                             --------      --------      --------

Total Assets                                 $ 18,534      $ 18,562      $ 18,227
                                             ========      ========      ========

LIABILITIES AND EQUITY
Current Liabilities:
  Accounts payable                           $  1,111      $  1,286      $  1,303
  Current portion of debt                         222           120           105
  Notes payable                                   714         1,746         1,236
  Other current liabilities                       615           804           800
                                             --------      --------      --------
    Total Current Liabilities                   2,662         3,956         3,444
Long-term Debt                                  7,767         7,473         7,516
Deferred Income Taxes                           1,740         1,717         1,661
Other Liabilities                               1,026         1,104         1,131
                                             --------      --------      --------
    Total Liabilities                          13,195        14,250        13,752
                                             --------      --------      --------

Minority Interests                                299           300           300

Stockholders' Equity:
  Common stock                                  5,740         5,676         5,684
  Retained earnings                             3,548         2,956         3,079
  Less common stock in treasury                (4,005)       (4,232)       (4,203)
  Unearned compensation                           (97)          (49)          (43)
  Accumulated other comprehensive income         (146)         (339)         (342)
                                             --------      --------      --------
    Total Stockholders' Equity                  5,040         4,012         4,175
                                             --------      --------      --------

Total Liabilities and Equity                 $ 18,534      $ 18,562      $ 18,227
                                             ========      ========      ========